                                                                    EXHIBIT 2.10

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                                 NEXPRISE, INC.

                         INDIGO ACQUISITION CORPORATION,

                                 INFOPRISE, INC.

          RAJ TOLANI, CAN NGUYEN, AND TIMELINE VENTURE INVESTORS I, LP
                            AS PRINCIPAL STOCKHOLDERS

                                       AND

           TIMELINE VENTURE MANAGEMENT, LLC, AS SECURITYHOLDERS' AGENT


                                February 4, 2002

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "AGREEMENT") is made and entered into as of February 4, 2002 by and among NexPrise, Inc., a Delaware corporation ("PARENT"), Indigo Acquisition Corporation, a Delaware corporation ("MERGER SUB") and wholly owned subsidiary of Parent, InfoPrise, Inc., a Delaware corporation (the "COMPANY"), Raj Tolani, Can Nguyen and Timeline Venture Investors I, LP, a Texas limited partnership, as "PRINCIPAL STOCKHOLDERS" and Timeline Venture Management LLC, a California limited liability company, as Securityholders' Agent.

                                    RECITALS

        A. The Boards of Directors of Company, Parent and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Company and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Company, with the Company as the surviving corporation (the "MERGER") and, in furtherance thereof, have approved the Merger.

        B. Pursuant to the Merger, among other things, the outstanding shares of Company Preferred Stock, $0.0001 par value ("COMPANY PREFERRED STOCK"), and Company Common Stock, $0.0001 par value ("COMPANY COMMON STOCK") (collectively, the Company Preferred Stock and Company Common Stock are referred to herein as "COMPANY CAPITAL STOCK"), shall be converted into the right to receive the Preferred Stock Merger Consideration or the Common Stock Merger Consideration, as the case may be (as set forth in Section 1.6), upon the terms and subject to the conditions set forth herein.

        C. Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

        NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

        1. The Merger.

            1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("DELAWARE LAW"), Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

            1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "CLOSING") shall take place as soon as practicable, but no later than two (2) business days, after the satisfaction or waiver of each of the conditions set forth in Section 6 hereof, or at such other time as the parties hereto agree (the "CLOSING DATE"). The Closing shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, CA 94301, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing being the "EFFECTIVE TIME").

            1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            1.4 Certificate of Incorporation; Bylaws.

                (a) The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with Delaware Law.

                (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

            1.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

            1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

                (a) Conversion of Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares (as defined below) and shares of Company Preferred Stock converted to Company Common Stock prior to the Merger and exchanged) shall be converted and exchanged into the right to receive the following (the "PREFERRED STOCK MERGER CONSIDERATION"): that portion of the Convertible Promissory Notes (as defined below) which is equal to the amount obtained by dividing (a) $3,040,000 (the "PRINCIPAL AMOUNT") less any Company Liabilities (as defined below) by (b) the aggregate number of shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (the "PREFERRED EXCHANGE RATIO"). "CONVERTIBLE PROMISSORY NOTES" shall mean convertible promissory notes in substantially the form attached hereto as Exhibit A, in the maximum aggregate principal amount of the Principal Amount less any Company Liabilities (as defined below), which shall be due and payable together with accrued interest thereon on the fifth anniversary of the Closing (the "NOTES MATURITY DATE"), shall bear interest at the rate of 6% per annum (non-compounding) and which the principal amount shall be convertible into shares of Parent Common Stock at a price of $1.25 per share, subject to adjustment from time to time as provided below and in the Convertible Promissory Notes. After the Closing Date, the principal amount of each Convertible Promissory Note shall be reduced pro rata by any Damages according to the terms of Section 8 hereof. "COMPANY LIABILITIES" shall mean all liabilities and commitments of the Company (whether or not liquidated, matured, disputed or contingent) in existence as of February 1, 2002 (but which shall not include those liabilities and commitments specifically excluded on Schedule 1.6(a)) in excess of any Cash Surplus (as defined below). Pro rata, for the purposes of this Section 1.6(a), is the ratio of the number of shares of Company Preferred Stock that each holder of Company Preferred Stock owns to the total number of shares of Company Preferred Stock outstanding, each as measured immediately prior to the Effective Time. For purposes of this paragraph, "CASH

SURPLUS" shall equal the amount, if any, by which (x) the actual amount of cash held by the Surviving Corporation on February 1, 2002 exceeds (y) $1,000,000.

                (b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares) shall be converted and exchanged into the right to receive the following (the "COMMON STOCK MERGER CONSIDERATION"): that number of validly issued, fully paid and nonassessable shares of the Common Stock, $0.0002 par value, of Parent ("PARENT COMMON STOCK") which equal the amount obtained by dividing (x) 2,096,748 by (y) the total number of shares of Company Common Stock issued and any outstanding at the Effective Time plus those number of shares of Company Common Stock issuable pursuant to any option or convertible security not disclosed in Section 2.5 hereto (the "COMMON EXCHANGE RATIO").

                (c) Company Restricted Stock. Notwithstanding the foregoing, to the extent that any holder of unvested shares of Company Common Stock subject to a right of repurchase by the Company ("COMPANY RESTRICTED STOCK") outstanding immediately prior to the Effective Time, and as to which after the Effective Time Parent will be assigned such Company's rights pursuant to Section 5.20 of this Agreement, and subject to the exchange of Certificates pursuant to Section
1.7 of this Agreement, that portion of the Common Stock Merger Consideration to be issued in exchange for such shares of Company Restricted Stock shall bear an appropriate legend identifying the existence of the right of repurchase to which such shares of Company Restricted Stock were subject and the restriction on transfer caused thereby.

                (d) Company Stock Options. At the Effective Time, all options to purchase Company Common Stock ("COMPANY OPTIONS") then outstanding under the Company's 2000 Equity Incentive Plan and the 2000 Non-Employee Equity Incentive Plan ("COMPANY STOCK OPTION PLANS") at the Effective Time shall be assumed by Parent in accordance with Section 5.7. No Company's Options shall accelerate solely as a result of the transactions contemplated by this Agreement, and Parent shall have received in advance of the Effective Date waivers with respect to any such Company Options that would provide for otherwise.

                (e) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock of Merger Sub ("MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                (f) Adjustments to Exchange Ratio. The Common Exchange Ratio and the Preferred Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

                (g) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average per-share closing price of Parent Common Stock on the Nasdaq National Market as of the last five trading days prior to the Closing. The fractional share interests of each Company stockholder shall be aggregated, so that no Company stockholder shall receive cash in respect of fractional share interests in an amount greater than the value of one full share of Parent Common Stock.

                (h) Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock or Company Preferred Stock held by a holder who has demanded and perfected such holder's right for appraisal of such shares in accordance with Section 262 of Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal ("DISSENTING SHARES"), if any, shall not be converted into either the Common Stock Merger Consideration or the Preferred Stock Merger Consideration (collectively referred to herein as "MERGER CONSIDERATION") but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Company shall give Parent prompt notice of any demand received by Company to require Company to purchase shares of Common Stock of Company, and Parent shall have the right to direct and participate in all negotiations and proceedings with respect to such demand. Company agrees that, except with the prior written consent of Parent, or as required under the Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("DISSENTING STOCKHOLDER") who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Company Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, Parent shall issue and deliver, upon surrender by such stockholder of a certificate or certificates representing shares of Company Capital Stock in accordance with Section 1.7 hereof, the portion of Merger Consideration, as applicable, to which such stockholder would otherwise be entitled under this Section 1.6 and the Certificate of Merger.

                (i) Certificate Legends. The shares of Parent Common Stock and the Convertible Promissory Notes to be issued pursuant to this Section 1 shall not have been registered and shall be characterized as "restricted securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act of 1933, as amended (the "SECURITIES ACT"), only in certain limited circumstances. Each certificate evidencing shares of Parent Common Stock and each Convertible Promissory Note to be issued pursuant to this Section 1 shall bear the following legend:

        "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT."

and any legends required by state securities laws.

            1.7 Surrender of Certificates.

                (a) Exchange Procedures. As soon as practicable after the Effective Time, and upon receipt by the Surviving Corporation from each holder of Company Capital Stock their certificate or certificates (the "CERTIFICATES") for such Company Capital Stock and any information or documentation Parent reasonably requires in connection with the exchange, the Surviving Corporation shall cause to be issued and delivered to such holders either the Preferred Stock Merger Consideration or the Common Stock Merger Consideration, as set forth in Section 1.6 above.

                (b) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(b)) with respect to such shares of Parent Common Stock.

                (c) Transfers of Ownership. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company. If any certificate for shares of Parent Common Stock or Convertible Promissory Note is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock or a Convertible Promissory Note in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                (d) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of Parent, the Surviving Corporation or any other party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                (e) Dissenting Shares. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Preferred Stock Merger Consideration or Common Stock Merger Consideration, whichever is applicable, to which such holder is entitled pursuant to Section 1.6 hereof.

            1.8 No Further Ownership Rights in Company Capital Stock. The Preferred Stock Merger Consideration and Common Stock Merger Consideration delivered upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof

(including any dividends, distributions or cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.

            1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof such Preferred Stock Merger Consideration or Common Stock Merger Consideration, as the case may be, (and dividends, distributions and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

            1.10 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and Company will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

        2. Representations and Warranties of Company. Company represents and warrants to Parent and Merger Sub that the statements contained in this Section 2 are true and correct, except as disclosed in a document of even date herewith and delivered by Company to Parent referring to the representations and warranties in this Agreement (the "COMPANY DISCLOSURE SCHEDULE"). The Company Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 2.

            2.1 Organization, Standing and Power. Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Company has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Company. Company has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Company, each as amended to date, to Parent. Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Company is the owner of all outstanding shares of capital stock of each of its subsidiaries listed in Section 2.1 of the Disclosure Schedule and all such shares are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on
Schedule 2.1, Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

            2.2 Authority. Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby subject only to the approval of the Merger by Company's stockholders as contemplated by Section 6.1(a). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company subject only to the approval of the Merger by Company's stockholders as contemplated by Section 6.1(a). The Board of Directors of Company has unanimously (i) approved this Agreement and the Merger, (ii) determined that in its opinion the Merger is in the best interests of the stockholders of Company and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Company approve this Agreement and the Merger. This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company enforceable against Company in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Company does not, and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under
(i) any provision of the Certificate of Incorporation or Bylaws of Company or any of its subsidiaries, as amended, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or with respect to Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in
Section 1.2; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

            2.3 Governmental Authorization. Company and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity
(i) pursuant to which Company or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company's or any of its subsidiaries' business or the holding of any such interest and all of such authorizations are in full force and effect except where the failure to obtain or have any such authorizations could not reasonably be expected to have a Material Adverse Effect on Company.

            2.4 Financial Statements. Company has delivered to Parent its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) for each of the years ended 2000 and 2001 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements are complete and correct in all material respects. The Financial Statements fairly present the financial condition and operating results of Company as of the dates, and for the periods, indicated therein.

            2.5 Capital Structure. The authorized capital stock of Company consists of 30,000,000 shares of Company Common Stock, of which 3,145,123 shares are issued and outstanding as of the date hereof, and 12,000,000 shares of Company Preferred Stock, of which there are designated 3,250,000 shares of Series A Preferred Stock, 3,040,000 of which are issued and outstanding as of the date hereof. All outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement to which Company is a party or by which it is bound. There are 2,732,000 shares of Common Stock reserved for issuance under the 2000 Equity Incentive Plan, of which 1,357,500 shares are subject to outstanding options and 1,374,500 shares were reserved for future option grants. There are 100,000 shares of Company Common Stock reserved for issuance under the 2000 Non-Employee Equity Incentive Plan, of which 83,210 shares are subject to outstanding options and 16,790 shares were reserved for future option grants. Company has delivered to Parent true and complete copies of each form of agreement or stock option plan evidencing each Company Option. Except for the rights created pursuant to this Agreement and the rights disclosed in the preceding two sentences, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All shares of Common Stock issuable upon conversion of the Preferred Stock or upon exercise of the options described in this Section 2.5 will be, when issued pursuant to the respective terms of such Preferred Stock or options, duly authorized, validly issued, fully paid and nonassessable. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Company's capital stock (i) between or among Company and any of its stockholders and (ii) to Company's knowledge, between or among any of Company's stockholders, except as contemplated by Section 5.18 of this Agreement. All shares of outstanding Company Common Stock and Company Preferred Stock and rights to acquire Company Capital Stock were issued in compliance with all applicable federal and state securities laws.

            2.6 Absence of Certain Changes. Since December 31, 2001, (the "COMPANY BALANCE SHEET DATE"), except for the transactions contemplated by this Agreement, Company has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Company; (ii) any acquisition, sale or transfer of any material asset of Company or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its or any of its subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock;
(v) any material contract entered into by Company or any of its subsidiaries, other than in the ordinary course of business and as provided to Parent, or any material amendment or termination of, or default under, any material contract to which Company or any of its subsidiaries is a party or by which it is bound;
(vi) any amendment or change to the Certificate of Incorporation or Bylaws of Company; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Company to any of its directors or employees; or
(viii) any negotiation or agreement by Company or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement). At the Effective Time, there will be no accrued but unpaid dividends on shares of Company's Capital Stock.

            2.7 Absence of Undisclosed Liabilities. Company has no commitments, obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended December 31, 2001 (the "COMPANY BALANCE SHEET"), (ii) those incurred in the ordinary course of business since the Company Balance Sheet Date and consistent with past practice; and (iii) those listed on Schedule 1.6.

            2.8 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, foreign or domestic, or, to the knowledge of Company or any of its subsidiaries, threatened against Company or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Company or any of its subsidiaries, or, to the knowledge of Company and its subsidiaries, any of their respective directors or officers (in their capacities as such). All litigation to which Company is a party (or, to the knowledge of Company, threatened to become a party) is disclosed in the Company Disclosure Schedule.

            2.9 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted or as proposed to be conducted by Company or any of its subsidiaries.

            2.10 Intellectual Property.

                (a) For purposes of this Agreement, "INTELLECTUAL PROPERTY" means:

                    (i) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, "ISSUED PATENTS");

                    (ii) all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively "PATENT APPLICATIONS" and, with the Issued Patents, the "PATENTS");

                    (iii) all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, "COPYRIGHTS");

                    (iv) trademarks, registered trademarks, applications for registration of trademarks, service marks and domain names, registered service marks, applications for registration of service marks and domain names, trade names, registered trade names and applications for registrations of trade names (collectively, "TRADEMARKS");

                    (v) all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes; and

                    (vi) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

                (b) Company and its subsidiaries own and have good and marketable title to, or possess legally enforceable rights to use, all Intellectual Property used or currently proposed to be used (as disclosed in writing to Parent) in the business of Company and its subsidiaries as currently conducted or as proposed to be conducted (as disclosed in writing to Parent) by Company and its subsidiaries. The Intellectual Property owned by and licensed to Company collectively constitute all of the Intellectual Property necessary to enable Company to conduct its business as such business is currently being conducted. No current or former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Intellectual Property. There is no unauthorized use, disclosure or misappropriation of any Intellectual Property by any employee or, to Company's knowledge, former employee of Company or any of its subsidiaries or, to Company's knowledge, by any other third party. There are no royalties, fees or other payments payable by Company to any Person under any written or oral contract or understanding by reason of the ownership, use, sale or disposition of Intellectual Property.

                (c) With respect to each item of Intellectual Property incorporated into any product of Company or otherwise used in the business of Company (except "off the shelf" or other software widely available through regular commercial distribution channels at a cost not exceeding $1,000 on standard terms and conditions, as modified for Company's operations) ("COMPANY INTELLECTUAL PROPERTY"), the Company Disclosure Schedule lists:

                    (i) all Patents and Patent Applications and all registered Trademarks, and trademark applications and all registered Copyrights, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed; and

                    (ii) the following agreements relating to each of the products of Company or its subsidiaries (the "COMPANY PRODUCTS") or other Company Intellectual Property: all (A) agreements granting any right to distribute or sublicense a Company Product on any exclusive basis, (B) any licenses of Intellectual Property to or from Company, (C) joint development agreements, (D) any agreement by which Company grants any ownership right to or use of any Company Intellectual Property owned by Company, (E) any order relating to Intellectual Property, (F) any option relating to any Company Intellectual Property, and (G) agreements pursuant to which any party is granted any rights to access source code or to use source code to create derivative works of Company Products.

                (d) The Company Disclosure Schedule contains an accurate list as of the date of this Agreement of all licenses, sublicenses and other agreements to which Company or its subsidiaries are a party and pursuant to which Company or its subsidiaries are authorized to use any Intellectual Property owned by any third party, excluding "off the shelf" or other software at a cost of $1,000 and widely available through regular commercial distribution channels on standard terms and conditions ("THIRD PARTY INTELLECTUAL PROPERTY").

                (e) There is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property, including any Third Party Intellectual Property by any third party, including any employee or former employee of Company or any of its subsidiaries. Neither Company nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in standard sales or agreements to end users arising in the ordinary course of business, the forms of which have been delivered to Parent or its counsel.

                (f) Company is not in breach of any license, sublicense or other agreement relating to the Company Intellectual Property or Third Party Intellectual Property Rights. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will contravene, conflict with or result in an infringement on the Company's right to own or use any Company Intellectual Property, including any Third Party Intellectual Property. There are no restrictions contained in any agreement with a Third Party with respect to Parent's use of Company Intellectual Property after the Effective Time.

                (g) All Patents, registered Trademarks, registered service marks, registered domain names and registered Copyrights held by Company are valid and subsisting. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any patent comprising or relating to such item have been paid in the correct entity status amounts. Company is not infringing, misappropriating or making unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party. There is no proceeding pending or threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any item of Company Intellectual Property or Third Party Intellectual Property or alleges a claim of infringement of any Patents, Trademarks, service marks, Copyrights or violation of any trade secret or other proprietary right of any third party. Company has not brought a proceeding alleging infringement of Company Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

                (h) All current and former officers and employees of Company have executed and delivered to Company an agreement regarding the protection of proprietary information and the assignment to Company of any Intellectual Property arising from services performed for Company by such persons, the form of which has been supplied to Parent. All current and former consultants and independent contractors to Company involved in the development, modification, marketing and servicing of Company's products, and/or Company Intellectual Property have executed and delivered to Company an agreement in the form provided to Parent or its counsel regarding the protection of proprietary information and the assignment to Company of any Intellectual Property arising from services performed for Company by such persons. No employee or independent contractor of Company is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with Company.

                (i) Company has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Company Intellectual Property (except such Company Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all Intellectual Property it owns or uses. All use, disclosure or appropriation of Intellectual Property not otherwise protected by patents, patent applications or copyright ("CONFIDENTIAL INFORMATION") owned by Company by or to a third party has been pursuant to the terms of a written agreement between Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by Company has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful.

                (j) No product liability claims have been communicated in writing to or, to Company's knowledge, threatened against Company.

                (k) A complete list of each of the Company Products and Company's proprietary software ("COMPANY SOFTWARE"), together with a brief description of each, is set forth in Schedule 2.10. The Company Software and Company Products conform in all material respects with any specification, documentation, performance standard, representation or statement provided with respect thereto by or on behalf of Company.

                (l) Company is not subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property. Company is not subject to any agreement which restricts in any material respect the use, transfer, or licensing by Company of the Company Intellectual Property or Company Products.

            2.11 Interested Party Transactions. Neither Company nor any of its subsidiaries is indebted to any director, officer, employee or agent of Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Company or any of its subsidiaries. There have been no transactions during the two year period ended December 31, 2001 which would require disclosure if Company were subject to disclosure under Item 404 of Regulation S-K under the Securities Act.

            2.12 Minute Books. The minute books of Company and its subsidiaries made available to Parent contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Company and the respective subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

            2.13 Complete Copies of Materials. Each document which has been delivered by Company to Parent or its counsel in connection with their legal and accounting review of Company and its subsidiaries is true and complete in all material respects.

            2.14 Material Contracts. All the Material Contracts and agreements to which Company is a party are listed in Schedule 2.14 hereto. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect with respect to Company, and to Company's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither the Company nor, to Company's knowledge, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach of default by Company or, to Company's knowledge, by any such other party, or permit termination, modification or acceleration, under the agreement. Company is not a party to any oral contract, agreement or other arrangement. "MATERIAL CONTRACT" means any contract, agreement or commitment to which Company is a party (i) with expected receipts or expenditures in excess of $1,000, (ii) required to be listed pursuant to Section 2.10(c)(ii) or Section 2.10(d), (iii) requiring Company to indemnify any Person, (iv) granting any exclusive rights to any party, (v) evidencing indebtedness for borrowed or loaned money of $1,000 or more, including guarantees of such indebtedness, or (vi) which, if breached by Company in such a manner as would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Company or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment, would reasonably be expected to have a Material Adverse Effect on Company.

            2.15 Inventory. The Company has no inventory.

            2.16 Accounts Receivable. Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than affiliates, are not subject to any prior assignment, lien or security interest and are not subject to valid defenses, set-offs or counter claims. The accounts receivable will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Financial Statements.

            2.17 Customers and Suppliers. As of the date hereof, no customer and no supplier of Company has canceled or otherwise terminated, or made any written threat to Company to cancel or otherwise terminate its relationship with Company or has at any time on or after the Company Balance Sheet, decreased materially its services or supplies to Company in the case of any such supplier, or its usage of the services or products of Company in the case of such customer, and to Company's knowledge, no such supplier or customer has indicated either orally or in writing that it will cancel or otherwise terminate its relationship with Company or to decrease materially its services or supplies to Company or its usage of the services or products of Company, as the case may be. Company has not knowingly breached, so as to provide a benefit to Company that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Company.

            2.18 Employees and Consultants. The Company Disclosure Schedule contains a list of the names of all employees (including, without limitation, part-time employees, temporary employees and leased employees) and their respective salaries or wages, other compensation and dates of employment and positions and other commitments (overt or implied) to same, including, but not limited to, commissions, bonuses, etc. The Company Disclosure Schedule also contains a list of the names of all independent contractors and consultants of Company.

            2.19 Title to Property. Company and its subsidiaries have good and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of income current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Company Balance Sheet. The plants, property and equipment of Company and its subsidiaries that are used in the operations of their businesses are in all material respects in good operating condition and repair, subject to normal wear and tear. All leases to which Company is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided to Parent. Company owns no real property.

            2.20 Environmental Matters.

                (a) The following terms shall be defined as follows:

                    (i) "ENVIRONMENTAL LAWS" shall mean any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials (defined below), including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended ("CERCLA"), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended ("RCRA").

                    (ii) "HAZARDOUS MATERIALS" shall mean any material, chemical, compound, substance, mixture, or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws (defined above) as a "hazardous constituent," "hazardous substance," "hazardous material," "acutely hazardous material," "extremely hazardous material," "hazardous waste," "hazardous waste constituent," "acutely hazardous waste," "extremely hazardous waste," "infectious waste," "medical waste," "biomedical waste," "pollutant," "toxic pollutant," or "contaminant," or any other formulation or terminology intended to classify or identify substances, constituents, materials, or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including, without limitation, ignitability, corrosivity, reactivity, carcinogenicity, toxicity, and reproductive toxicity. The term "Hazardous Materials" shall include, without limitation, any "hazardous substances" as defined, listed, designated or regulated under CERCLA, any "hazardous wastes" or "solid wastes" as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate, or by-product.

                (b) Company is and has been in compliance with all Environmental Laws relating to the properties or facilities used, leased, or occupied by Company at any time (collectively, "COMPANY'S FACILITIES;" such properties or facilities currently used, leased, or occupied by Company are defined herein as "COMPANY'S CURRENT FACILITIES"), and no discharge, emission, release, leak, or spill of Hazardous Materials has occurred at any of Company's Facilities which may or will give rise to liability of Company under Environmental Laws. To Company's knowledge, there are no Hazardous Materials (including, but not limited to, asbestos) present in the surface waters, structures, groundwaters, or soils of or beneath any of Company's Current Facilities. To Company's knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Company's Current Facilities. To Company's knowledge, no Company employee or other person has claimed that Company is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No civil, criminal or administrative action, proceeding or investigation is pending against Company, or to Company's knowledge, threatened against Company, with respect to Hazardous Materials or Environmental Laws, and Company is not aware of any facts or circumstances which could form the basis for assertion of a claim against Company or which could form the basis for liability of Company, regarding Hazardous Materials or regarding actual or potential non-compliance with Environmental Laws.

            2.21 Taxes. As used in this Agreement, the terms "TAX" and, collectively, "TAXES" mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                (a) Company has prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority ("RETURNS") relating to any and all Taxes concerning or attributable to Company or its operations with respect to Taxes for any period ending on or before the Closing Date and such Returns are true and correct in all material respects and have been completed in accordance with applicable law.

                (b) Company, as of the Closing Date: (i) will have paid all Taxes shown to be payable on such Returns covered by Section 2.21(a) and (ii) will have withheld with respect to its employees all Taxes required to be withheld.

                (c) There is no Tax deficiency outstanding or assessed or, to Company's knowledge, proposed against Company that is not reflected as a liability on the Company Balance Sheet nor has Company executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

                (d) Company has no liabilities for unpaid Taxes that have not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise and Company has no knowledge of any basis for the assertion of any such liability attributable to Company, its assets or operations.

                (e) Company is not a party to any tax-sharing agreement or similar arrangement with any other party, and Company has not assumed to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

                (f) Company's Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Company has not been notified of any request for such an audit or other examination.

                (g) Company has never been a member of an affiliated group of corporations filing a consolidated federal income tax return.

                (h) Company has disclosed to Parent (i) any Tax exemption, Tax holiday or other Tax sharing arrangement that Company has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sharing arrangement and (ii) any expatriate tax programs or policies affecting Company. Company is in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sharing arrangement or order of any governmental entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sharing arrangement or order.

                (i) Company has made available to Parent copies of all Returns filed for all periods since its inception.

                (j) Company has not filed any consent agreement under Section 341(f) of the Internal Revenue Code (hereinafter referred to as the "CODE") or agreed to have Section 341(f)(4) apply to any disposition of assets owned by Company.

                (k) Company has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

                (l) Company is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 464 or 162(m) of the Code by Company or Merger Sub as an expense under applicable law.

            2.22 Employee Benefit Plans.

                (a) Schedule 2.22 contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits, or other benefits, whether written or unwritten, including, without limitation, each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which is or has been sponsored, maintained, contributed to, or required to be contributed to by Company, any subsidiary of Company and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) which is or, at any relevant time, was treated as a single employer with Company within the meaning of Section 414(b), (c),(m) or
(o) of the Code, (an "ERISA AFFILIATE") for the benefit of any person who performs or who has performed services for Company or with respect to which Company, any subsidiary, or ERISA Affiliate has or may have any liability (including, without limitation, contingent liability) or obligation (collectively, the "Company Employee Plans"). Company has no employees, consultants or contractors outside of the United States nor has ever had employees, consultants or contractors outside of the United States.

                (b) Documents. Company has furnished to Parent true and complete copies of documents embodying each of the Company Employee Plans and related plan documents, including (without limitation) trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses, and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Company Employee Plan which is subject to ERISA reporting requirements, Company has provided copies of the Form 5500 reports filed for the last five plan years. Company has furnished Parent with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a).

                (c) Compliance. (i) Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Company and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (ii) any Company Employee Plan intended to be qualified under
Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code which are currently effective, or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter;
(iii) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iv) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Employee Plan; (v) none of Company, any subsidiary or any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plan; (vi) all contributions required to be made by Company, any subsidiary or ERISA Affiliate to any Company Employee Plan have been paid or accrued; (vii) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to
Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (viii) each Company Employee Plan subject to ERISA, has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan; (ix) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor; and (x) there has been no amendment to, written interpretation or announcement by Company, any subsidiary or ERISA Affiliate which would materially increase the expense of maintaining any Company Employee Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Company's financial statements.

                (d) No Title IV or Multiemployer Plan. None of Company, any subsidiary or any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including, without limitation, any contingent liability) under any "multiemployer plan" (as defined in Section 3(37) of ERISA) or to any "pension plan" (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. None of Company, any subsidiary or any ERISA Affiliate has any actual or potential withdrawal liability (including, without limitation, any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

                (e) COBRA, FMLA, HIPAA, CANCER RIGHTS. With respect to each Company Employee Plan, Company and each of its United States subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"); and (iv) the applicable requirements of the Cancer Rights Act of 1998, except to the extent that such failure to comply would not in the aggregate have a Material Adverse Effect. Company has no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation.

                (f) Effect of Transaction. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Company, any subsidiary or any ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute, bonus or benefits under any Company Employee Plan), except as expressly provided in this Agreement or
(ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. No benefit payable or which may become payable by Company pursuant to any Company Employee Plan or as a result of or arising under this Agreement shall constitute an "EXCESS PARACHUTE PAYMENT" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent or Company (other than ordinary administration expenses typically incurred in a termination event).

            2.23 Employee Matters. Company is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment including, without limitation, applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws. There are no proceedings pending or, to Company's knowledge, reasonably expected or threatened, between Company, on the one hand, and any or all of its current or former employees, on the other hand, including, but not limited to, any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to Company's knowledge, reasonably expected or threatened, against Company under any workers' compensation or long term disability plan or policy. Company has no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation. Company is not a party to any collective bargaining agreement or other labor union contract, nor does Company know of any activities or proceedings of any labor union to organize its employees. Company has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation which became due and payable through the date of this Agreement.

            2.24 Insurance. Company maintains general liability insurance and such policy has been provided to Parent. All premiums due and payable under such policy as of the date of this Agreement have been paid. There is no material claim pending under such policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy. Company has no knowledge of any threatened termination of, or premium increase with respect to, such policy.

            2.25 Compliance With Laws. Each of Company and its subsidiaries has complied with, is not in violation of and has not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

            2.26 Brokers' and Finders' Fee. No broker, finder or investment banker is entitled to brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

            2.27 Representations Complete. None of the representations or warranties made by the Company herein or in any Schedule or Exhibit hereto, including the Company Disclosure Schedule, or certificate furnished by Company pursuant to this Agreement or any written statement furnished to Parent pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contain, or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading; provided, however, that for purposes of this representation, any document attached hereto and any document specifically referenced in the Company Disclosure Schedule as a "Superseding Document" (even if not attached hereto) that provides information inconsistent with or in addition to any other written statement furnished to Parent in connection with the transaction contemplated hereby, shall be deemed to supersede any other document or written statement furnished to Parent with respect to such inconsistent or additional information.

        3. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to Company that the statements contained in this Section 3 are true and correct.

            3.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

            3.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub. The execution and delivery of this Agreement do not and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their properties or assets. No consent, approval, order or authorization of or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State (ii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iii) the filing with the NASDAQ National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger, upon conversion of the Convertible Promissory Notes and upon exercise of options under the Company Stock Option Plans assumed by Parent, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

            3.3 SEC Documents; Parent Financial Statements. Parent has furnished or made available to the Company complete copies of all reports or registration statements filed by it with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 (the "EXCHANGE ACT") for all periods subsequent to September 30, 2000 all in the form so filed (all of the foregoing being collectively referred to as the "PARENT SEC DOCUMENTS").

            3.4 Capital Structure. The authorized capital stock of Parent consists of 175,000,000 shares of Common Stock, $.0002 par value, and 2,500,000 shares of Preferred Stock, $.0002 par value, of which there were issued and outstanding as of the close of business on January 24, 2002, approximately 46,223,239 shares of Common Stock and no shares of Preferred

Stock. There are no other outstanding shares of capital stock or voting securities of Parent other than shares of Parent Common Stock issued after January 24, 2002 upon the exercise of options issued under the Parent Stock Plan (the "PARENT STOCK PLAN"), or the Parent Directors Stock Plan (the "PARENT DIRECTORS' PLAN"), or shares of Parent Common Stock issued under the Parent Employee Stock Purchase Plan (the "PARENT EMPLOYEE STOCK PURCHASE PLAN"), and other than those certain convertible subordinated notes due 2007 as set forth in Parent's SEC Documents. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, of which 100 shares are issued and outstanding and are held by Parent. All outstanding shares of Parent and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable.

            3.5 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

            3.6 Valid Issuance. The Convertible Promissory Notes, the Parent Common Stock issuable upon conversion of the Convertible Promissory Notes, and the Parent Common Stock issuable pursuant to this Agreement (the "SECURITIES") will, when issued in accordance with this Agreement, be validly issued, fully paid and nonassessable; provided, however, that the Securities may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

            3.7 Brokers' and Finders' Fee. No broker, finder or investment banker is entitled to brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

            3.8 Representations Complete. None of the representations or warranties made by Parent or Merger Sub herein or in any Schedule hereto or certificate furnished by Parent or Merger Sub pursuant to this Agreement, or the Parent SEC Documents, or any written statement furnished to Company pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading; provided, however, that for purposes of this representation, any document attached hereto that provides information inconsistent with or in addition to any other written statement furnished to Company in connection with the transactions contemplated hereby, shall be deemed to supersede any other document or written statement furnished to Company with respect to such inconsistent or additional information.

        4. Conduct Prior To The Effective Time.

            4.1 Conduct of Business of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual regular and ordinary course in substantially the same manner as heretofore conducted; to pay and to cause its subsidiaries to pay debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) in the case of Taxes of Company or any of its subsidiaries, to Parent's consent to the filing of Tax Returns if applicable; to pay or perform other obligations when due, and to use all reasonable efforts to preserve intact its present business organizations, keep available the services of its and its subsidiaries' present officers and key employees and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Company agrees to promptly notify the Parent of (x) any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect and (y) any change in its capitalization as set forth in Section
2.5 with respect to the Company. Without limiting the foregoing, except as expressly contemplated by this Agreement or the Company Disclosure Schedule, Company shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Parent:

                (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

                (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

                (c) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

                (d) Material Contracts. Enter into any Material Contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts, other than in the ordinary course of business consistent with past practice;

                (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than the issuance of shares of its Common Stock pursuant to the exercise of stock options as of the date of this Agreement;

                (f) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

                (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of Company Products or Company Intellectual Property;

                (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets with a value or cost exceeding $10,000, either individually or in the aggregate;

                (i) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                (j) Agreements. Enter into, terminate or amend, in a manner which will adversely affect the business of Company (i) any agreement involving an obligation to pay or the right to receive $1,000 or more, (ii) any agreement relating to the license, transfer or other disposition or acquisition of Intellectual Property rights or rights to market or sell Company Products, or
(iii) any other agreement which would be a Material Contract;

                (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $1,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

                (l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

                (m) Insurance. Reduce the amount of the insurance coverage specified in Section 2.24;

                (n) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

                (o) Employee Benefit Plans; New Hires; Pay Increases. Amend any Company Employee Plan or adopt any plan that would constitute a Company Employee Plan except as contemplated by Section 2.22 or hire any new officer level employee, pay any special bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date hereof, or increase the benefits, salaries or wage rates of its employees except in the ordinary course of business in accordance with its standard past practice;

                (p) Severance Arrangements. Grant any severance or termination pay or benefits (i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof and disclosed on the Company Disclosure Schedule;

                (q) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement;

                (r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material individually or in the aggregate, to its and its parent's/subsidiaries' business, taken as a whole;

                (s) Taxes. Other than in the ordinary course of business, make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                (t) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                (u) Expenditures. Make any expenditure outside of the ordinary course of business and consistent with past practice, other than any attorneys fees paid to counsel to the Company in an amount not to exceed $50,000, and any attorneys fees paid to counsel to Parent for the opinion contemplated by Section 6.3(f) herein, as such expenditures are contemplated by Section 1.6(a) of the Company Disclosure Schedule (under the table entitled "Monthly Expenses"); or

                (v) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (t) above, or any action which would cause a breach of its representations or warranties contained in this Agreement or prevent it from performing or cause it not to perform its covenants hereunder.

            4.2 Conduct of Business of Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent agrees to promptly notify the Company of
(x) any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect and (y) any change in its capitalization as set forth in Section 3.4 with respect to the Parent. Except as expressly contemplated by this Agreement, Parent shall not do, cause or permit any action which could reasonably be expected to have a Material Adverse Effect on Parent without the prior consent of Company, which consent shall not be unreasonably withheld.

            4.3 No Solicitation.

                (a) From and after the date of this Agreement until the Effective Time, Company shall not, directly or indirectly through any officer, director, employee, representative or agent of Company or otherwise, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock or similar transactions involving Company other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "ACQUISITION PROPOSAL"), (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal. Company represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty.

                (b) Company shall notify Parent immediately (and no later than 24 hours) after receipt by Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Company by any person or entity that informs Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

        5. Additional Agreements.

            5.1 Approval of Stockholders. Company shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to obtain the written consent of the stockholders of the issued and outstanding Company Capital Stock (the "COMPANY STOCKHOLDERS") approving the Merger as soon as practicable. Company shall use its commercially reasonable efforts to solicit from the Company Stockholders written consents in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company Stockholders required to effect the Merger.

            5.2 Sale of Shares Under the Securities Laws. The parties hereto acknowledge and agree that the securities issuable to the Company Stockholders pursuant to Section 1.6 hereof, shall constitute "restricted securities" within the Securities Act, and shall bear the legends set forth in Section 1.6(i). It is acknowledged and understood that Parent is relying on certain written representations made by each Company Stockholder. Company will use its best efforts to cause each Company Stockholder to execute and deliver to Parent an Investor Representation Statement in the form attached hereto as Exhibit B.

            5.3 Access to Information. Company and Parent shall afford each other and each other's accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all properties, personnel books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Company and Parent and as the other party may reasonably request.

                (a) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

                (b) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

            5.4 Confidentiality. The parties acknowledge that Parent and Company have previously executed a non-disclosure agreement dated as of January 3, 2002 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

            5.5 Public Disclosure. Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law, regulation or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

            5.6 Regulatory Approval: Further Assurances.

                (a) Each party shall use all reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body.

                (b) Parent and Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and
(iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such consent obtained by Company during the period prior to the Effective Time. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

            5.7 Company Options. At the Effective Time, each Company Option, whether vested or unvested, will be assumed by Parent. Section 5.7 of the Company Disclosure Schedule hereto sets forth a true and complete list as of the date hereof of all holders of Company Options, including the number of shares of Company Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Company shall deliver to Parent an updated Section 5.7 of the Company Disclosure Schedule hereto current as of such date. Each such option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plans and/or any other document governing such option immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Common Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock,
(ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Common Exchange Ratio, rounded up to the nearest whole tenth of a cent and (iii) any restriction on the exercisability of such Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall remain unchanged. Consistent with the terms of the Company Stock Option Plans and the documents governing the outstanding options under such Plans, the Merger will not terminate any of the outstanding options under the Company Stock Option Plans or accelerate the exercisability or vesting of such options or the shares of Parent Common Stock which will be subject to those options upon the Parent's assumption of the options in the Merger. It is the intention of the parties that the options so assumed by Parent following the Effective Time will remain incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within 20 business days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Company Stock Option Plans a document in form and substance satisfactory to Company evidencing the foregoing assumption of such option by Parent.

            5.8 Form S-8. Parent agrees to file, no later than 45 days after the Closing, a registration statement on Form S-8 covering the shares of Parent Common Stock issuable pursuant to outstanding options under the Company Stock Option Plans assumed by Parent. Company shall cooperate with and assist Parent in the preparation of such registration statement.

            5.9 Legal Requirements. Each of Parent, Merger Sub and Company will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

            5.10 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in connection with the Merger. Company shall use its commercially reasonable efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock in connection with the Merger.

            5.11 Nonaccredited Stockholders. Prior to the Closing, Company shall not take any action, including the granting of employee stock options, that would cause the number of Company Stockholders who are not "accredited investors" pursuant to Regulation D promulgated under the Securities Act of 1933, as amended, to increase to more than 35 during the term of this Agreement.

            5.12 Listing of Additional Shares. Prior to the Effective Time, Parent shall file with the NASDAQ National Market a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issued in the Merger and issuable upon conversion of the Convertible Promissory Notes. Parent shall use commercially reasonable efforts to ensure that such shares are listed on the NASDAQ National Market, or the principal exchange the Parent Common Stock is traded on.

            5.13 Employees. Company will use reasonable commercial efforts in consultation with Parent to retain existing employees of Company through the Effective Time and following the Merger. Company shall use its reasonable efforts (i) to cause each of such employees set forth in Schedule 5.13(a) to execute an Offer Letter in the form attached hereto as

Exhibit C, and (ii) to cause each person set forth on Schedule 5.13(b) to execute an Employment Agreement, which shall include non-competition and non-solicitation provisions, in the form set forth as Exhibit D and (iii) to cause each continuing Company employee to execute and deliver to an Assignment of Inventions and Non-Disclosure Agreement in the form provided by Parent.

            5.14 Employee Benefits. Employees of the Company who continue in service with the Parent or the Surviving Corporation following the Effective Time shall be eligible to receive benefits consistent with the Parent's standard human resources policies. Parent will or will cause the Surviving Corporation to give full credit under such policies for prior service at the Company for purposes of eligibility, vesting, benefit accrual, and determination of the level benefits.

            5.15 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

            5.16 Subsequent Investment Rights; S-3 Registration; Piggyback Registration Rights.

                (a) Right of Purchase. At the Effective Time, Parent grants to each Company Stockholder, so long as such Company Stockholder shall own, of record, any Parent Common Stock issued to such Company Stockholder in connection with the Merger or have the right to acquire from Parent upon conversion of a Convertible Promissory Note any such Parent Common Stock (the "MERGER STOCK"), the right to purchase all or part of such Company Stockholder's pro rata share of New Securities (as defined below) which Parent, from time to time, proposes to sell and issue to any person or entities (each an "ADDITIONAL INVESTOR"). A pro rata share, for purposes of this preemptive right, is the ratio of the number of shares of Merger Stock Company Stockholder owns or has the right to acquire to the total number of shares of Parent Common Stock then outstanding (assuming conversion of all outstanding Convertible Promissory Notes).

                    (i) Definition of New Securities. "NEW SECURITIES" shall mean any capital stock of Company, whether now authorized or not, and any rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become convertible into or exchangeable for capital stock, issued on or after the Effective Date; provided that the term "New Securities" does not include: (i) shares of the capital stock of Parent, or options or warrants therefore, issued to employees, consultants, officers or directors of Parent pursuant to any stock plans of Parent or agreements approved by Parent's Board of Directors; (ii) securities issued in connection with acquisition transactions of any kind; (iii) securities issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions; (iv) any shares of capital stock of Parent issued upon conversion of convertible securities; (v) securities issued in connection with a public offering; (vi) securities issued pursuant to currently outstanding options; and (vii) stock splits, stock dividends or like transactions.

                    (ii) Notice from the Company. In the event Parent proposes to undertake an issuance of New Securities, it shall give each Company Stockholder entitled to a right hereunder written notice of its intention, describing the type of New Securities and the price and the terms upon which Parent proposes to issue the same. Such Company Stockholder shall have ten (10) business days from the date any such notice is given to agree to purchase up to its pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to Parent and stating therein the quantity of New Securities to be purchased. Nothing contained herein shall prevent Parent from closing the sale of New Securities to any purchaser in any planned transaction which is the reason for any Company Stockholder having the right to purchase stock as provided herein prior to expiration of any notice or other period applicable to any existing Investor; provided, however, that any such sale to a purchaser shall not adversely affect a Company Stockholder's right to purchase such Company Stockholder's pro rata share of the New Securities as provided in this Section 5.17.

                (b) S-3 Registration. Six months following the Effective Time or, if Parent is not currently eligible to use Form S-3 (or any successor form to Form S-3), as soon as practicable following Parent's eligibility to use such form, Parent will:

                    (i) Promptly give written notice of the proposed registration, qualification or compliance to all Company Stockholders holding any Merger Stock; and

                    (ii) Use reasonable commercial efforts to effect all such registrations, qualifications and compliances (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under the applicable blue sky or other state securities laws and appropriate compliance with exemptive regulations issued under the Securities Act and any other governmental requirements or regulations) as would permit or facilitate the sale and distribution of all or of the Company Stockholders' Merger Stock, and keep such registration statement effective pursuant to Rule 415 under the Securities Act of 1933 at all times until such date as is the earlier of (x) two years from the Effective Time; or (y) the date on which all of the Merger Stock has been sold; provided, however that Parent shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 5.16(b):

                        (A) In any jurisdiction in which the Parent would be required to qualify to do business or execute a general consent to service of process in effecting such registration, qualification or compliance;

                        (B) If Parent has already effected one (1) registration on Form S-3 (or any successor form to Form S-3) for the Company Stockholders pursuant to this Section 5.16(b); or

                        (C) If, after the Parent gives the notice specified in
Section 5.16(b)(i), the aggregate public offering price of all Merger Stock to be sold by Company Stockholders in such registered offering is less than Five Hundred Thousand Dollars ($500,000);

                    Subject to the foregoing clauses (A) through (C), if the Parent shall furnish to such Company Stockholders a certificate signed by the President of the Parent stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Parent and its stockholders for such registration statement to be filed at the time filing would be required and it is therefore essential to defer the filing of such registration statement, the Parent shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Company Stockholders holding any Merger Stock, and provided, further, that the Parent shall not defer its obligation in this manner more than once in any twelve (12) month period. If Parent fails to file such registration statement initially upon its eligibility to use Form S-3 (or any successor form to Form S-3), Parent shall not be liable for any damages therefrom, but any Company Stockholder may, by written notice, send to Parent a request for such registration, upon which Parent shall effect such registration as soon as practicable thereafter. Notwithstanding the foregoing, in no event shall Parent be obligated hereunder to incur any costs or expenses exceeding that which would reasonably be expected to be incurred in connection with a registration statement on Form S-3 due to any changes in the Form S-3, filing fees with respect thereto or otherwise; provided, however, that periodic increases in filing fees by the SEC from time to time shall be deemed to be reasonably expected.

                (c) Piggyback Registrations. The Parent shall notify the Company Stockholders holding any Merger Stock in writing at least thirty (30) days prior to filing any registration statement on Forms S-1, S-2 or S-3 (or any successor forms) under the Securities Act (except with respect to the Form S-3 filed in accordance with Section 5.16(b) above) for purposes of effecting a public offering of any shares of Parent Common Stock and will afford each such Company Stockholder an opportunity to include in such registration statement all or any part of any Merger Stock then held by such Company Stockholder subject to the underwriter cut-back rights set forth in Section 5.16(b)(i) below. Each Company Stockholder desiring to include in any such registration statement all or any part of any Merger Stock held by such Company Stockholder shall, within ten (10) days after receipt of the above-described notice from the Parent, so notify the Parent in writing, and in such notice shall inform the Parent of the number of shares of Merger Stock such Company Stockholder wishes to include in such registration statement. If a Company Stockholder decides not to include all of his Merger Stock in any registration statement thereafter filed by the Parent, such Company Stockholder shall nevertheless continue to have the right to include any Merger Stock in any subsequent registration statement or registration statements on Forms S-1, S-2 or S-3 (or any successor forms) as may be filed by the Parent with respect to offerings of its securities, all upon the terms and conditions set forth herein.

                    (i) Underwriting. If a registration statement under which the Parent gives notice under this Section 5.16(c) is for an underwritten offering, then the Parent shall so advise the Company Stockholders of Merger Stock. In such event, the right of any such Company Stockholder's Merger Stock to be included in a registration pursuant to this Section 5.16(c) shall be conditioned upon such Company Stockholder's participation in such underwriting and the inclusion of such Company Stockholder's Merger Stock in the underwriting to the extent provided herein. All Company Stockholders proposing to distribute their Merger Stock through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may reduce the number of shares (including Merger Stock) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Parent, and second, to each of the Company Stockholders requesting inclusion of their Merger Stock in such registration statement on a pro rata basis based on the total number of Merger Stock then held by each such Company Stockholder. If any Company Stockholder disapproves of the terms of any such underwriting, such Company Stockholder may elect to withdraw therefrom by written notice to the Parent and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Merger Stock excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Company Stockholder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Company Stockholder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "Holder", and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder," as defined in this sentence.

                    (d) Expenses. The Parent shall pay all expenses incurred in connection with a registration pursuant to Sections 5.16(b) and (c) (excluding underwriters' and brokers' discounts and commissions and the fees and disbursements of special counsel for the Company Stockholders), including, without limitation all federal and "blue sky" registration and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for the Parent.

                    (e) Termination. Any subsequent investment rights, S-3 registration rights and piggyback registration rights granted pursuant to this
Section 5.16 shall terminate with respect to any Company Stockholder (i) upon the end of the Notes Maturity Date (as defined in Section 1.6(a) above); or (ii) upon a change of control event wherein the stockholders of Parent immediately prior to such event do not retain immediately after the event direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of Parent. Any subsequent investment rights granted pursuant to this Section 5.16 may be waived with respect to any transaction as to all Company Stockholders by a vote of the majority holders of the Merger Stock.

            5.17 Indemnification.

                (a) The Company shall, and from and after the Effective Time of the Merger, the Parent and the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors and employees of the Company (collectively, the "INDEMNIFIED PARTIES") against all losses, expenses, claims, judgments, damages, liabilities or amounts that are paid in settlement of, with the approval of the Parent and the Surviving Corporation (which approval shall not be unreasonably withheld), or otherwise in connection with, any claim, action, suit, judgment, proceeding or investigation (a "CLAIM"), based in whole or in part on the fact that such person is or was such a director, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law), provided, however, that Parent's indemnification obligation hereunder shall not exceed $1,000,000.

                (b) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time (i) the Indemnified Parties may retain their regularly engaged independent legal counsel as of the date of this Agreement, or other independent legal counsel satisfactory to them provided that such other counsel shall be reasonably acceptable to Parent and Surviving Corporation, (ii) Parent and Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) Parent and Surviving Corporation will use its reasonable efforts to assist in the vigorous defense of any such matter, provided that Parent and Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.17, promptly upon learning of any such Claim, shall notify the Parent and Surviving Corporation (although the failure so to notify the Parent and Surviving Corporation shall not relieve the Parent and Surviving Corporation from any liability which the Parent and Surviving

Corporation may have under this Section 5.17, except to the extent such failure prejudices the Parent and Surviving Corporation). The Indemnified Parties as a group may retain one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as reasonably determined by counsel to such Indemnified Parties) a conflict on any significant issue between the position of any two or more of such Indemnified Parties, in which event, an additional counsel may be retained by such Indemnified Parties.

                (c) From and after the Effective Time, the Parent and Surviving Corporation will fulfill, assume and honor in all respects the obligations of the Company pursuant to the Company's Certificate of Incorporation and any indemnification agreement between the Company and any of the Company's officers and directors existing and in force as of the Effective Time.

                (d) This Section 5.17 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on the Parent and the Surviving Corporation, the Parent and the Surviving Corporation's obligations pursuant to this Section 5.17 and its and their successors and permitted assigns.

            5.18 Disposition of Company Capital Stock, Voting, Etc. From and after the date hereof, and unless this Agreement is terminated in accordance with Section 7, the Principal Stockholders shall:

                (a) not transfer, sell or assign to any person or entity, or agree in any manner to transfer, sell or assign to any person or entity, or pledge, encumber, deposit in a voting trust or grant a proxy with respect to any shares of Company Capital Stock currently or hereafter owned or controlled by the Principal Stockholder without the prior written consent of Parent;

                (b) not solicit or enter into any agreement or arrangement with any person or entity with respect to any transfer, sale or assignment of any Company Capital Stock, except transfers, sales or assignments specifically contemplated by this Agreement; and

                (c) vote the shares of Company Capital Stock currently or hereafter owned or controlled by the Principal Stockholder in favor of approval of the Merger and the adoption and approval of this Agreement including all actions contemplated thereby, and against any merger other than the Merger, or any consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company in any case, at every meeting of stockholders of the Company called therefor and at every adjournment or postponement thereof (or in connection with any written consent in lieu of a meeting relating to any such transaction).

            5.19 Payment of Legal Fees. Company agrees that on or prior to the Closing Date it shall pay the fees and expenses of Latham & Watkins, counsel to the Company, incurred in connection with the transactions contemplated by the Agreement.

            5.20 Assignment of Restricted Stock Purchase Rights. With respect to the Restricted Stock Purchase Agreements entered into between the Company and Raj Tolani and Can Nguyen, respectively, which such agreements shall be amended and restated in accordance with Section 6.2(j) hereof, Company hereby assigns to Parent, effective at the Effective Time, Company's right, pursuant to Section 2 of each such Amended and Restated Restricted Stock

Purchase Agreement, to repurchase unvested shares of common stock issued pursuant to such agreement.

            5.21 Operation of Contracts. Parent shall comply with the covenants set forth in Schedule 5.21 with respect to the operation of certain contracts listed thereon.

        6. Conditions to the Merger.

            6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                (a) Stockholder Approval. This Agreement and the Merger shall be approved and adopted by the stockholders of the Company by the requisite vote under applicable law and the Company's Certificate of Incorporation.

                (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which would have a Material Adverse Effect on either Parent or on Parent combined with the Surviving Corporation after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

                (c) Governmental Approval. Parent, Company and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity (as defined above) all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and under state Blue Sky laws, other than any Form D filings, and filings and approvals relating to the Merger or affecting Parent's ownership of Company or any of its properties if failure to obtain such approval, waiver or consent would not have a Material Adverse Effect on Parent after the Effective Time or are regularly made after the closing of a merger transaction.

                (d) No Governmental Litigation. There shall not be pending or threatened any legal proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Parent nor Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the probability of commencing any legal proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries, or Company, any damages or other relief that would be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Company; or (d) which would materially and adversely affect the right of Parent or Company to own the assets or operate the business of Company.

                (e) No Other Litigation. There shall not be pending any legal proceeding: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement;
(b) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries, or Company, any damages or other relief that would be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Company; or (d) which would affect adversely the right of Parent or Company to own the assets or operate the business of Company.

            6.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

                (a) Representations, Warranties and Covenants. The representations and warranties of Company in this Agreement shall be true and correct in all material respects (without regard to any qualification as to materiality contained in such representation or warranty) on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

                (b) Performance of Obligations. Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

                (c) Certificate of Officers. Parent and Merger Sub shall have received a certificate executed on behalf of Company by the chief executive officer and treasurer of Company certifying that the conditions set forth in
Section 6.2(a) and Section 6.2(b) have been satisfied.

                (d) Third Party Consents. All consents or approvals required to be obtained by the Company in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

                (e) No Material Adverse Change. There shall not have occurred any material adverse change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Company and its subsidiaries, taken as a whole.

                (f) Investor Representation Statement; Number of Stockholders. Each of the Company Stockholders shall have delivered to Parent a signed Investor Representation Statement in substantially the form attached hereto as Exhibit B and each such Statement shall be in full force and effect, and there shall be no more than thirty-five (35) Company Stockholders who are (A) U.S. persons as defined under Regulation S under the Securities Act ("U.S. Person") and (B) not "accredited investors" as defined in Rule 501 under the Securities Act.

                (g) Offer Letters and Employment Agreements. The employees of Company set forth on Schedule 5.13(a) shall not have indicated that they will not accept employment with the Surviving Corporation pursuant to the terms of an offer letter substantially in the form attached hereto as Exhibit C, as applicable, and the individuals set forth on Schedule 5.13(b) shall have entered into Employment Agreements substantially in the form attached as Exhibit D.

                (h) Dissenters' Rights. Not more than five percent (5%) of the Company Capital Stock outstanding immediately prior to the Effective Time shall be eligible as Dissenters' Shares.

                (i) Waiver of Liquidation Preference. The Company shall have received waivers from each of the holders of issued and outstanding Company Preferred Stock ("COMPANY PREFERRED STOCKHOLDERS") as to receipt of the full liquidation preference to which they may be entitled under the Company's Amended and Restated Certificate of Incorporation.

                (j) Amended and Restated Restricted Stock Purchase Agreements. Each of Raj Tolani and Can Nguyen shall have entered into Amended and Restated Restricted Stock Purchase Agreements, in substantially the form attached hereto as Exhibit E.

            6.3 Additional Conditions to Obligations of Company. The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

                (a) Representations, Warranties and Covenants. The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

                (b) Performance of Obligations. Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

                (c) Certificate of Officers. Company shall have received a certificate executed on behalf of Parent and Merger Sub by the chief executive officer and any other proper officer of Parent and Merger Sub, respectively, certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

                (d) Third Party Consents. All consents or approvals required to be obtained by the Parent in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

                (e) No Material Adverse Change. There shall not have occurred any material adverse change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Parent and its subsidiaries, taken as a whole.

                (f) Opinion. Counsel for Parent shall have delivered to Company an opinion in the form attached hereto as Exhibit F.

        7.     Termination, Amendment and Waiver.

            7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 7.1(b) through Section 7.1(d), by written notice by the terminating party to the other party):

                (a) by the mutual written consent of Parent and Company;

                (b) by either Parent or Company if the Merger shall not have been consummated by March 31, 2002, provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                (c) by either Parent or Company if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under this Agreement;

                (d) by Parent or Company, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in
Section 6.1 or 6.2 (in the case of termination by Parent) or Section 6.1 or 6.3 (in the case of termination by Company) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party.

            7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, there shall be no liability or obligation on the part of Parent, Company, Sub or their respective officers, directors, or stockholders, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 7.1 shall remain in full force and effect and survive any termination of this Agreement.

            7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

        8. Indemnification.

            8.1 Survival of Warranties. All representations and warranties made by Parent and Company herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the first anniversary of the Closing Date (sometimes referred to herein as the "TERMINATION DATE").

                (a) Company Indemnification: Subject to the limitations set forth in this Section 8, the Company Preferred Stockholders will indemnify and hold harmless Parent and the Surviving Corporation and its respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Parent or the Surviving Corporation within the meaning of the Securities Act (hereinafter referred to individually as a "PARENT INDEMNIFIED PERSON" and collectively as "PARENT INDEMNIFIED PERSONS") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, "DAMAGES") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Company in this Agreement, the Company Disclosure Schedules or any exhibit or schedule to this Agreement. Notwithstanding the foregoing, in no event shall the liability of any Company Preferred Stockholder exceed the amount of the Preferred Stock Merger Consideration actually received in accordance with the terms of this Agreement; provided, however, that there shall be no limit on the liability of a Company Preferred Stockholder in the event of fraud or intentional breach or misrepresentation made by such Company Preferred Stockholder. Nothing herein shall limit the liability of the Company for any breach of any representation, warranty or covenant if the Merger does not close.

                (b) Parent Indemnification: Subject to the limitations set forth in this Section 8, the Parent will indemnify and hold harmless the Company Stockholders (hereinafter referred to individually as a "COMPANY INDEMNIFIED PERSON" and collectively as "COMPANY INDEMNIFIED PERSONS") from and against any and all Damages arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Parent or Merger Sub in this Agreement or any exhibit or schedule to this Agreement. Notwithstanding the foregoing, in no event shall the liability of the Parent exceed the sum of the Preferred Stock Merger Consideration; provided, however, that there shall be no limit on the liability of the Parent in the event of fraud or intentional breach or misrepresentation. Nothing herein shall limit the liability of Parent for any breach of any representation, warranty or covenant if the Merger does not close.

            8.2 Claims by Parent Indemnitees.

                (a) In the event that Parent wishes to make a claim for Damages under this Section 8, Parent shall give a written notice (the "PARENT NOTICE") to the Securityholders' Agent (as defined below). The Parent Notice shall (i) specify in reasonable detail the nature of the claim being made and (ii) state the aggregate dollar amount of such claim. Upon receipt of such Notice, and subject to the provisions set forth in this Section 8, the Company Preferred Stockholders shall deliver to Parent as promptly as practicable that portion, on a pro rata basis in accordance with their interest thereof, of the face value of the Convertible Promissory Notes in an amount equal to the Damages, or Parent shall reduce from escrow, as set forth in Section 2.2 of the Convertible Promissory Notes, shares of Parent Common Stock issuable upon conversion thereof, equal to such Damages; provided, however that any Company Preferred Stockholder may satisfy its share of such Damages by surrendering the pro rata portion of the face value of the Convertible Promissory Notes in an amount equal to the Damages; provided further, that any Company Preferred Stockholder shall have the right to satisfy its pro rata share of such Damages by making a cash payment, rather than a reduction to, or surrender of, the Convertible Promissory Note.

                (b) If the Company Preferred Stockholders wish to object to the allowance of the claim made in a Parent Notice, the Securityholders' Agent on behalf of such stockholders shall deliver a written objection (the "COMPANY OBJECTION") in accordance with the notice provisions set forth in Section 9.1 to Parent within thirty (30) calendar days after receipt of such Parent Notice by the Securityholders' Agent expressing such Company Objection and explaining it in reasonable detail and in good faith the basis therefor. Following receipt by Parent of the Securityholders' Agent Company Objection, if any, Parent and the Securityholders' Agent shall promptly meet to agree on the rights of the respective parties with respect to each of such claims. If the Securityholders' Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. The Company Preferred Stockholders shall, if agreed in such memorandum, make payment for claims or other disposition as agreed in such memorandum (subject to the limitations set forth in this Section 8) and such performance shall satisfy all of the Company Preferred Stockholders' obligations as to such claim. Any dispute between Parent and the Securityholders' Agent on behalf of the Company Preferred Stockholders shall be resolved in accordance with Section 8.4 hereof and the other applicable provisions of this Agreement.

                (c) Any amount of the Convertible Promissory Notes and shares of Parent Common Stock issuable upon conversion thereof to be issued to Parent and held by the Securityholders' Agent in connection with any claim pending pursuant to this Section 8 shall continue to be held until a final settlement of such claim has been reached (a "FINAL DETERMINATION"), as determined by Parent and Securityholders' Agent on behalf of the Company Preferred Stockholders pursuant to Section 8.4 of this Agreement. Within five (5) business days following receipt by the Parent of a written agreement executed by the Securityholders' Agent and Parent regarding the final settlement or resolution of a Parent Notice, the Securityholders' Agent shall provide to the Parent that amount of the Convertible Promissory Notes (or shares issued upon conversion thereof) directed as such as evidenced in the written agreement. The remainder of any amount covered by a Parent Notice not required to be provided to Parent after a Final Determination shall continue to be held by the Securityholders' Agent.

            8.3 Claims by Company Indemnitees.

                (a) In the event a Company Stockholder wishes to make a claim for Damages under this Section 8, the Securityholders' Agent shall give a written notice (the "COMPANY NOTICE") to the Parent. The Company Notice shall
(i) specify in reasonable detail the nature of the claim being made and (ii) state the aggregate dollar amount of such claim. Upon receipt of such Notice, and subject to the provisions set forth in this Section 8, the Parent shall deliver to the Securityholders' Agent (for distribution to the Company Stockholders) as promptly as practicable that portion, on a pro rata basis in accordance with their interest thereof, of an amount equal to such Damages.

                (b) If Parent wishes to object to the allowance of the claim made in a Company Notice, the Parent shall deliver a written objection (the "PARENT OBJECTION") in accordance with the notice provisions set forth in
Section 9.1 to the Securityholders' Agent within thirty (30) calendar days after receipt of such Company Notice by Parent expressing such Parent Objection and explaining it in reasonable detail and in good faith the basis therefor. Following receipt by the Securityholders' Agent of the Parent Objection, if any, Parent and the Securityholders' Agent shall promptly meet to agree on the rights of the respective parties with respect to each of such claims. If the Securityholders' Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. The Parent shall, if agreed in such memorandum, make payment for claims or other disposition as agreed in such memorandum (subject to the limitations set forth in this Section
8) and such performance shall satisfy all of Parent's obligations as to such claim. Any dispute between Parent and the Securityholders' Agent on behalf of the Company Stockholders shall be resolved in accordance with Section 8.4 hereof and the other applicable provisions of this Agreement.

            8.4 Resolution of Conflicts and Arbitration.

                (a) If no agreement can be reached after good faith negotiation between the parties pursuant to Sections 8.2 and 8.3, either Parent or the Securityholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Parent and the Securityholders' Agent shall agree on the arbitrator, provided that if Parent and the Securityholders' Agent cannot agree on such arbitrator, either Parent or Securityholders' Agent can request that Judicial Arbitration and Mediation Services ("JAMS") select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim in such Company Notice or Parent Notice shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8 hereof, the Parent and the Securityholders' Agent shall be entitled to act in accordance with such decision.

                (b) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in San Diego County, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 8.4(b), in any arbitration hereunder in which any claim or the amount thereof stated in the Company Notice or Parent Notice is at issue, the party seeking indemnification shall be deemed to be the Non-Prevailing Party unless the arbitrators award the party seeking indemnification more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the person against whom indemnification is sought shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAMS, and the expenses, including attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

            8.5 Securityholders' Agent.

                (a) Timeline Venture Management, LLC, a California limited liability company, shall be constituted and appointed as agent ("SECURITYHOLDERS' AGENT") for and on behalf of the Company Stockholders to give and receive notices and communications, to authorize payment to Parent and Surviving Corporation pursuant to Section 8 in satisfaction of Indemnification Claims, to object to such deliveries and to make claims on behalf of the Company Stockholders pursuant to Section 8, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to Indemnification Claims, to resolve any Indemnification Claims and to take all actions necessary or appropriate in the judgment of the Securityholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Convertible Promissory Notes, and the shares issuable upon conversion thereof, from time to time upon not less than 10 days' prior written notice to Parent. No bond shall be required of the Securityholders' Agent, and the Securityholders' Agent shall receive no compensation for his services. Notices or communications to or from the Securityholders' Agent shall constitute notice to or from each of the Company Stockholders.

                (b) The Securityholders' Agent shall not be liable for any act done or omitted hereunder as Securityholders' Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Stockholders shall severally indemnify the Securityholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Securityholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

                (c) The Securityholders' Agent shall have reasonable access to information about Company and the reasonable assistance of Company's officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Securityholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

            8.6 Actions of the Securityholders' Agent. A decision, act, consent or instruction of the Securityholders' Agent shall constitute a decision of all Company Stockholders and shall be final, binding and conclusive upon each such Company Stockholder, and Parent may rely upon any decision, act, consent or instruction of the Securityholders' Agent as being the decision, act, consent or instruction of each and every such Company Stockholder. The Parent is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholders' Agent.

            8.7 Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Convertible Promissory Notes, and shares of Parent Common Stock issuable upon conversion thereof, Parent shall notify the Securityholders' Agent of such claim, and the Securityholders' Agent and the Company Preferred Stockholders who have an interest in the Convertible Promissory Notes, and shares of Parent Common Stock issuable upon conversion thereof, shall be entitled, at their expense, to participate in any defense of such claim with the consent of Parent which shall not be unreasonably withheld. Parent shall have the right, in its reasonable discretion, to settle any such claim for an amount not to exceed $100,000 and Parent agrees to negotiate in good faith to reduce such $100,000 amount. In the event that the Securityholders' Agent has consented to any such settlement, the Securityholders' Agent shall have no power or authority to object under the provisions of this Section 8 to the amount of any claim by Parent against the Convertible Promissory Notes, and shares of Parent Common Stock issuable upon conversion thereof, for indemnity with respect to such settlement.

        9. General Provisions.

            9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered personally (upon receipt), or three (3) business days after being mailed by registered or certified mail, postage prepaid (return receipt requested), or one (1) business day after it is sent by commercial overnight courier service, or upon transmission, if sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent or Merger Sub, to:

        NexPrise, Inc.
        1010 Joaquin Road
        Mountain View, CA  94043
        Attention:  Chief Financial Officer
        Fax:    (650) 903-5555

        with a copy to:

        Gray Cary Ware & Freidenrich LLP
        400 Hamilton Avenue
        Palo Alto, CA  94301
        Attention:  Eric H. Wang, Esq.
        Fax:    (650) 833-2001

        (b)    if to Company, to:

        InfoPrise, Inc.
        701 Palomar Airport Road
        Carlsbad, CA  92009
        Attention:  Chief Executive Officer
        Fax:    (760) 804-1331

        With a copy to:

        Latham & Watkins
        701 B Street, Ste. 2100
        San Diego, CA  92101
        Attention:  David A. Hahn, Esq.
        Fax:    (619) 696-7419

        (c)    if to Securityholders' Agent, to:

        Timeline Venture Management, LLC
        6540 Lusk Boulevard
        Suite C-115
        San Diego, CA 92121
        Attention:  Michael J. Kucha
        Fax:    (858) 550-1755

        With a copy to:

        Latham & Watkins
        12636 High Bluff Drive, Ste. 300
        San Diego, CA  92130
        Attention:  Scott N. Wolfe, Esq.
        Fax:    (858) 523-5450

            9.2 Definitions. In this Agreement any reference to any event, change, condition or effect being "MATERIAL" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement any reference to a "MATERIAL ADVERSE EFFECT" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole. In this Agreement any reference to a party's "KNOWLEDGE" means such party's actual knowledge after reasonable inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters.

            9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            9.4 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, and shall not be assigned by operation of law or otherwise without the written consent of the other party.

            9.5 Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

            9.6 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

            9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of California applicable to parties residing in California, without regard applicable principles of conflicts of law.

            9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        IN WITNESS WHEREOF, Company, Parent and Merger Sub and Securityholders' Agent have, and with respect to Section 5.18 herein, the Principal Stockholders have, caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

INFOPRISE, INC.                         NEXPRISE, INC.


By: /s/ Raj Tolani                      By: /s/ Ted Drysdale
   -----------------------------------     -----------------------------------
Name: Raj Tolani                        Name:  Ted Drysdale
Title: Chief Executive Officer          Title: President and Chief Executive
                                               Officer



SECURITYHOLDERS' AGENT:                        INDIGO ACQUISITION CORPORATION

TIMELINE VENTURE MANAGEMENT, LLC, a
California limited liability company    By: /s/  Ted Drysdale
                                           -----------------------------------
                                        Name:  Ted Drysdale
                                        Title: President and Chief Executive
                                               Officer

By: /s/ Michael J. Kucha
   -----------------------------------
Name:  Michael J. Kucha
Title: Chairman



PRINCIPAL STOCKHOLDERS:

RAJ TOLANI                              TIMELINE VENTURE INVESTORS I, LP
                                        a Texas limited partnership
 /s/ Raj Tolani
-----------------------------------
                                        By: Timeline Ventures, L.P.,
CAN NGUYEN                                  a Texas limited partnership

  /s/ Can Nguyen                            By:  Michael JK, Inc.,
-----------------------------------              a Texas corporation, general
                                                 partner

                                                 By: /s/ Michael J. Kucha
                                                    ----------------------------
                                                 Name:  Michael J. Kucha
                                                 Title: President

                                                 By:  Shri Investment Advisers,
                                                 Inc., a California corporation,
                                                 general partner

                                                 By: /s/ Dev Purkayastha
                                                    ----------------------------
                                                 Name:  Dev Purkayastha,
                                                 Title: Chief Executive Officer

                               TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----
1.      The Merger....................................................................1
        1.1    The Merger.............................................................1
        1.2    Closing; Effective Time................................................1
        1.3    Effect of the Merger...................................................2
        1.4    Certificate of Incorporation; Bylaws...................................2
        1.5    Directors and Officers.................................................2
        1.6    Effect on Capital Stock................................................2
        1.7    Surrender of Certificates..............................................5
        1.8    No Further Ownership Rights in Company Capital Stock...................5
        1.9    Lost, Stolen or Destroyed Certificates.................................6
        1.10   Taking of Necessary Action; Further Action.............................6

2.      Representations and Warranties of Company.....................................6
        2.1    Organization, Standing and Power.......................................6
        2.2    Authority..............................................................7
        2.3    Governmental Authorization.............................................7
        2.4    Financial Statements...................................................7
        2.5    Capital Structure......................................................8
        2.6    Absence of Certain Changes.............................................8
        2.7    Absence of Undisclosed Liabilities.....................................9
        2.8    Litigation.............................................................9
        2.9    Restrictions on Business Activities....................................9
        2.10   Intellectual Property..................................................9
        2.11   Interested Party Transactions.........................................12
        2.12   Minute Books..........................................................12
        2.13   Complete Copies of Materials..........................................12
        2.14   Material Contracts....................................................12
        2.15   Inventory.............................................................13
        2.16   Accounts Receivable...................................................13
        2.17   Customers and Suppliers...............................................13
        2.18   Employees and Consultants.............................................13
        2.19   Title to Property.....................................................14
        2.20   Environmental Matters.................................................14
        2.21   Taxes.................................................................15
        2.22   Employee Benefit Plans................................................16
        2.23   Employee Matters......................................................18
        2.24   Insurance.............................................................19
        2.25   Compliance With Laws..................................................19
        2.26   Brokers' and Finders' Fee.............................................19
        2.27   Representations Complete..............................................19

3.      Representations and Warranties of Parent and Merger Sub......................20
        3.1    Organization, Standing and Power......................................20
        3.2    Authority.............................................................20
        3.3    SEC Documents; Parent Financial Statements............................20
        3.4    Capital Structure.....................................................20
        3.5    Interim Operations of Merger Sub......................................21
        3.6    Valid Issuance........................................................21
        3.7    Brokers' and Finders' Fee.............................................21

                               TABLE OF CONTENTS
                                  (continued)

                                                                                    Page
                                                                                    ----
        3.8    Representations Complete..............................................21

4.      Conduct Prior To The Effective Time..........................................21
        4.1    Conduct of Business of Company........................................21
        4.2    Conduct of Business of Parent.........................................24
        4.3    No Solicitation.......................................................24

5.      Additional Agreements........................................................25
        5.1    Approval of Stockholders..............................................25
        5.2    Sale of Shares Under the Securities Laws..............................25
        5.3    Access to Information.................................................25
        5.4    Confidentiality.......................................................25
        5.5    Public Disclosure.....................................................25
        5.6    Regulatory Approval:  Further Assurances..............................26
        5.7    Company Options.......................................................26
        5.8    Form S-8..............................................................27
        5.9    Legal Requirements....................................................27
        5.10   Blue Sky Laws.........................................................27
        5.11   Nonaccredited Stockholders............................................27
        5.12   Listing of Additional Shares..........................................27
        5.13   Employees.............................................................27
        5.14   Employee Benefits.....................................................28
        5.15   Expenses..............................................................28
        5.16   Subsequent Investment Rights; S-3 Registration; Piggyback Registration
               Rights................................................................28
        5.17   Indemnification.......................................................31
        5.18   Disposition of Company Capital Stock, Voting, Etc.....................32
        5.19   Payment of Legal Fees.................................................32
        5.20   Assignment of Restricted Stock Purchase Rights........................32
        5.21   Operation of Contracts................................................33

6.      Conditions to the Merger.....................................................33
        6.1    Conditions to Obligations of Each Party to Effect the Merger..........33
        6.2    Additional Conditions to the Obligations of Parent and Merger Sub.....34
        6.3    Additional Conditions to Obligations of Company.......................35

7.      Termination, Amendment and Waiver............................................36
        7.1    Termination...........................................................36
        7.2    Effect of Termination.................................................36
        7.3    Amendment.............................................................36
        7.4    Extension; Waiver.....................................................36

8.      Indemnification..............................................................36
        8.1    Survival of Warranties................................................36
        8.2    Claims by Parent Indemnitees..........................................37
        8.3    Claims by Company Indemnitees.........................................38
        8.4    Resolution of Conflicts and Arbitration...............................39
        8.5    Securityholders' Agent................................................39
        8.6    Actions of the Securityholders' Agent.................................40

                               TABLE OF CONTENTS
                                  (continued)

                                                                                    Page
                                                                                    ----
        8.7    Third-Party Claims....................................................40

9.      General Provisions...........................................................41
        9.1    Notices...............................................................41
        9.2    Definitions...........................................................42
        9.3    Counterparts..........................................................42
        9.4    Entire Agreement; Nonassignability; Parties in Interest...............42
        9.5    Severability..........................................................42
        9.6    Remedies Cumulative...................................................43
        9.7    Governing Law.........................................................43
        9.8    Rules of Construction.................................................43